Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following Unaudited Pro Forma Financial Statements (the “pro forma financial statements”) give effect to the acquisition of Adler Hot Oil Service, LLC ("Adler") by Enservco Corportation, in a transaction to be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, with Enservco as the identified acquirer the "Transaction." These pro forma financial statements have been derived from the historical financial statements of Enservco and Adler and are prepared in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"). The Unaudited Pro Forma Balance Sheet ("the pro forma balance sheet") as of September 30, 2018 and  the Unaudited Pro Forma Statement of Operations (the “pro forma statement of operations”) for the nine months ended September 30, 2018 and the year ended December 31, 2017 combine the historical consolidated statement of operations of Enservco and Adler for the respective periods, and give pro forma effect to the Transaction as if it had been completed on January 1, 2017.

The historical consolidated financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Transaction, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Transaction and certain other adjustments.

The pro forma financial statements have been presented for illustrative purposes only in accordance with Article 11 of Regulation S-X and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the period presented. The pro forma financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the Transaction. These financial statements also do not include any integration costs, dissynergies or estimated future transaction costs, except for fixed contractual transaction costs, that the companies may incur as a result of the Transaction.

ENSERVCO CORPORATION AND SUBSIDIARIES

Pro Forma Condensed Consolidated Balance Sheet

(In thousands)

(Unaudited)

	Historical Enservco	Historical Adler
	September 30, 2018	September 30, 2018	Pro Forma adjustment		Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$39	$1,891	$-		$1,930
Accounts receivable, net	3,132	231	-		3,363
Prepaid expenses and other current assets	977	293	-		1,270
Inventories	525	179	-		704
Income taxes receivable, current	57	-	-		57
Total current assets	4,730	2,594			7,324

Property and equipment, net	26,120	1,849	6,228	(a)	34,197
Income taxes receivable, noncurrent	57	-	-		57
Goodwill	-	-	3,717	(b)	3,717
Other assets	902	1,370	(1,324)	(c)	948

TOTAL ASSETS	$31,809	$5,813			$46,243

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$2,047	$684	-		$2,731
Short-term note	-	-	4,800	(d)	4,800
Current portion of long-term debt	112	-	-		112
Total current liabilities	2,159	684			7,643

Long-Term Liabilities
Senior revolving credit facility	22,570	-	6,950	(e)	29,520
Subordinated debt	1,820	16,261	(16,261)	(f)	1,820
Long-term debt, less current portion	243	1,841	(1,841)	(g)	243
Other liability	-	-	2,000	(h)	2,000
Total long-term liabilities	24,633	18,102			33,583
Total liabilities	. 26,792	18,786			41,226

Stockholders' Equity
Preferred stock, $.005 par value, 10,000,000 shares authorized, no shares issued or outstanding	-	-	-		-
Common stock. $.005 par value, 100,000,000 shares authorized, 54,344,829 shares issued, respectively; 103,600 shares of treasury stock; and 54,241,229 shares outstanding	271	-	-		271
Additional paid-in capital	21,695	-	-		21,695
Accumulated (deficit) earnings	(16,949)	(12,973)	12,973	(i)	(16,949)
Total stockholders equity	5,017	(12,973)			5,017

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$31,809	$5,813			$46,243

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ENSERVCO CORPORATION AND SUBSIDIARIES

Pro Forma Condensed Consolidated Statement of Operations

(In thousands except per share amounts)

(Unaudited)

	Historical Enservco	Historical Adler
	For the nine months ended	For the nine months ended	Adler acquisition related
	September 30, 2018	September 30, 2018	Pro Forma adjustment		Pro Forma

Revenues
Well enhancement services	$29,490	$11,217	-		$40,707
Water transfer services	2,558	-	-		2,558
Water hauling services	2,337	-	-		2,337
Other	-	-	-		-
Total revenues	34,385	11,217			45,602

Expenses
Well enhancement services	22,937	7,430	146	(j)	30,513
Water transfer services	2,586	-	-		2,586
Water hauling services	2,634	-	-		2,634
Functional support and other	467	-	-		467
Sales, general, and administrative expenses	3,803	2,835	(228)	(k)	6,410
Patent litigation and defense costs	77	-	-		77
Severance and transition costs	633	-	-		633
Depreciation and amortization	4,669	1,167	(28)	(l)	5,808
Total operating expenses	37,806	11,432			49,128

Loss from Operations	(3,421)	(215)			(3,526)

Other (Expense) Income
Interest expense	(1,482)	(2,301)	2,118	(m)	(1,665)
Gain on disposals	53	-	-		53
Other expense	(467)	-	-		(467)
Total other expense	(1,896)	(2,301)			(2,079)

Loss Before Tax Expense	(5,317)	(2,516)			(5,605)
Income Tax Expense	(32)	-	-		(32)
Net Loss	$(5,349)	$(2,516)			$(5,637)

Earnings (loss) per Common Share - Basic	$(0.10)				$(0.11)

Earnings (loss) per Common Share – Diluted	$(0.10)				$(0.11)

Basic weighted average number of common shares outstanding	52,389				52,389
Add: Dilutive shares	-				-
Diluted weighted average number of common shares outstanding	52,389				52,389

ENSERVCO CORPORATION AND SUBSIDIARIES

Pro Forma Condensed Consolidated Statement of Operations

(In thousands except per share amounts)

(Unaudited)

	Historical Enservco	Historical Adler
	For the year ended	For the year ended	Adler acquisition related
	December 31, 2017	December 31, 2017	Pro Forma adjustment		Pro Forma

Revenues
Well enhancement services	$34,686	$17,003	-		$51,689
Water transfer services	2,128	-	-		2,128
Water hauling services	3,684	-	-		3,684
Other	254	-	-		254
Total revenues	40,752	17,003			57,755

Expenses
Well enhancement services	25,902	13,574	183	(j)	39,659
Water transfer services	2,666	-	-		2,666
Water hauling services	3,979	-	-		3,979
Functional support and other	1,057	-	-		1,057
Sales, general, and administrative expenses	4,459	765	(262)	(k)	4,962
Patent litigation and defense costs	129	-	-		129
Severance and transition costs	784	-	-		784
Depreciation and amortization	6,488	1,556	(37)	(l)	8,007
Total operating expenses	45,464	15,895			61,243

(Loss) Income from Operations	(4,712)	1,108			(3,488)

Other (Expense) Income
Interest expense	(2,261)	(2,820)	2,442	(m)	(2,639)
Loss on disposals	(18)	-	-		(18)
Other expense	(463)	1,860	(1,859)	(n)	(462)
Total other expense	(2,742)	(960)			(3,119)

(Loss) Income Before Tax Expense	(7,454)	148			(6,607)
Income Tax Benefit	561	-	-		561
Net (Loss) Income	$(6,893)	$148			$(6,046)

Loss per Common Share - basic and diluted	$(0.13)				$(0.12)

Basic and diluted weighted average number of common shares outstanding	51,070				51,070

Note 1 - Description of Transaction and Basis of Pro Forma Information

Acquisition of Adler Hot Oil Service, LLC

On October 26, 2018, Enservco Corporation entered into a Membership Interest Purchase Agreement (the “Agreement”) with Adler Hot Oil Holdings, LLC, a Delaware limited liability company (the “Seller”), pursuant to which Enservco acquired all of the outstanding membership interests of Adler Hot Oil Service, LLC, a Delaware limited liability company (“Adler”) for an aggregate purchase price of $12.5 million, plus approximately $500,000 in working capital adjustments (the “Transaction”). Certain former members of Adler are also parties to the Agreement. Adler is a national provider of frac water heating and hot oiling services, whose assets consist primarily of vehicles and equipment, with a complementary base of customers in several oil and gas producing basins where Enservco operates.

The consideration paid or to be paid by Enservco under the Agreement includes: (i) $3.7 million in cash paid to or for the benefit of the Seller at the closing; (ii) a subordinated promissory note issued to the Seller in the principal amount of $4.8 million, plus interest accrued thereon (the “Seller Subordinated Note”), as further discussed below; (iii) retirement by Enservco of $2.5 million in indebtedness of Adler; (iv) an earn-out payment of up to $1.0 million in cash payable to the Seller, the actual amount of which is subject to Enservco’s satisfaction of certain EBITDA-related performance conditions during 2019; and (v) $1.0 million in cash held by Enservco and payable to the Seller on the 18 month anniversary of October 26, 2018, subject to offset by Enservco for any indemnification obligations owed by the Seller or certain former members of Adler under the Agreement.

Subordinated Note

In connection with the transaction and pursuant to the terms of the Agreement, on October 26, 2018, Enservco issued to the Seller the Seller Subordinated Note in the original principal amount of $4.8 million, and unpaid amounts thereunder bear simple interest at a rate of 8% per annum (or 11% while any default is continuing). Enservco is required to make principal payments on November 30, 2018 of $800,000, on February 28, 2019 of $200,000, and on the final maturity date of the Seller Subordinated Note of March 31, 2019 of all remaining outstanding principal and interest. Enservco may prepay the Seller Subordinated Note in whole or in part, without penalty or premium, at any time prior to its maturity date. The Seller Subordinated Note is guaranteed by Enservco’s subsidiaries and secured by a junior security interest in substantially all assets of Enservco and its subsidiaries. The Seller Subordinated Note is subject to a subordination agreement by and among Enservco, the Seller, and East West Bank.

Second Amendment to Loan and Security Agreement and Consent

In connection with the transaction, on October 26, 2018, Enservco and East West Bank entered into a Second Amendment to Loan and Security Agreement and Consent (the “Second Amendment to LSA”), which amended the Loan and Security Agreement (the " 2017 Loan Agreement") dated August 10, 2017 by and between Enservco and East West Bank, a California banking corporation ("East West Bank"). Pursuant to the Second Amendment to LSA, East West Bank consented to the Transaction and increased the maximum borrowing limit of the senior secured revolving credit facility provided to Enservco under the Loan Agreement to $37.0 million. Proceeds of $6.2 million from the increased senior secured revolving credit facility were used in the Transaction to make the cash payments at closing and retire the indebtedness of Adler. In connection with the Second Amendment to LSA the capital expenditure limitation contained within the Loan Agreement was increased to $3.0 million from $2.5 million.

On October 26, 2018, in connection with the Second Amendment to LSA, Adler entered into a Joinder Agreement, pursuant to which Adler was joined as a party to the Loan Agreement.

Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are: (a) directly attributable to the acquisition of Adler and the related financing, (b) factually supportable, and (c) with respect to the unaudited pro forma condensed consolidated statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma adjustments related to the Adler acquisition are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments. The final determination of the purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed as of the actual closing date of the transaction. The unaudited pro forma adjustments related to the financing are preliminary in nature and reflect the Company’s best estimates of the proceeds and related interest assumptions at the time of the preparation of the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2018 gives effect to the acquisition of Adler and related financing as if they had occurred on September 30, 2018. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017 and nine months ended September 30, 2018 give effect to the acquisition of Adler and the related financing as if they had occurred on January 1, 2017, the beginning of Enservco's most recently completed fiscal year

Note 2 - Summary of Significant Accounting Policies

The unaudited pro forma condensed combined financial information has been prepared using the significant accounting policies set forth in the Company’s annual report filed on Form 10-K for the year ended December 31, 2017 and, as updated, within the Company’s quarterly report filed on form 10-Q for the period ended September 30, 2018.

Except as discussed below, Enservco has not identified any significant differences in the accounting policies used by Enservco or Adler in the preparation of the unaudited pro forma condensed combined financial information. Enservco is in the process of completing a more detailed review of Adler’s significant accounting policies and, as a result, differences could be identified between the accounting policies of Enservco and Adler that, when conformed, could have a material impact on the financial statements.

Reclassifications

Certain amounts in the historical consolidated financial statements of Adler have been reclassified within the “Pro Forma Adjustment” column in the unaudited pro forma condensed consolidated financial information so that presentation would conform with Enservco’s financial statement presentation and existing financial statement line items. These reclassifications have no effect on previous reported total assets, total liabilities, and shareholders’ equity, or net income (loss) of Adler or Enservco.

Note 3 - Unaudited Pro Forma Adjustments

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements.

Adjustments to the Condensed Consolidated Balance Sheet:

(a) Reflects the write-up of fixed assets to fair value in accordance with purchase price allocation.

(b) Reflects the recognition of goodwill.

(c) Reflects the write-off of Adler intangible assets related to customer relationship.

(d) Reflects the short-term note due to the Seller.

(e) Reflects additional debt on the senior secured revolving credit facility.

(f) Reflects the payoff of Adler's related party subordinated debt.

(g) Reflects the payoff of Adler's term loan.

(h) Reflects the contingent liabilities associated with the earnout and indemnification obligations related to the acquisition of Adler.

(i) Reflects the elimination of Adler equity.

Adjustments to the Condensed Consolidated Statement of Operations

(j) Reflects the reclassification of certain amounts from Sales, general, and administrative expenses to Well enhancement services expense.

(k) In addition to reclassification discussed in (j), there is also an adjustment related to certain professional fees which will no longer be incurred.

(l) Reflects additional estimated depreciation expense related to the acquired property and equipment.

(m) Reflects reduced interest expense based on the use of the 2017 Loan Agreement with East West Bank.

(n) Reflects adjustment for gain recognized on extinguishment of debt by Adler in 2017.